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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                       MPW INDUSTRIAL SERVICES GROUP, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    553444100
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                                 (CUSIP Number)

                                    12/31/02
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ X ]  Rule 13d-1(b)

        [   ]  Rule 13d-1(c)

        [   ]  Rule 13d-1(d)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

CUSIP NO. 553444100

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(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BANK ONE CORPORATION, I.R.S. NO. 31-0738296

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(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)    [    ]
          (b)    [    ]

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(3)     SEC USE ONLY

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(4)     CITIZENSHIP OR PLACE OF ORGANIZATION                                       Illinois

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          NUMBER OF                 (5)  SOLE VOTING POWER                              900

           SHARES
                                    ---------------------------------------------------------
        BENEFICIALLY                (6)  SHARED VOTING POWER                              0

          OWNED BY
                                    ---------------------------------------------------------
            EACH                    (7)  SOLE DISPOSITIVE POWER                           0

          REPORTING
                                    ---------------------------------------------------------
           PERSON                   (8)  SHARED DISPOSITIVE POWER                       900


            WITH:
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(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                    900

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(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
        INSTRUCTIONS)                                                                 [   ]

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(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                              0.0%

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(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                        HC

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


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                                  SCHEDULE 13G

Item 1 (a).    Name of Issuer:                                       MPW INDUSTRIAL SERVICES GROUP, INC.

Item 1 (b).    Address of Issuer's Principal Executive Offices:      9711 Lancaster Road SE
                                                                     Hebron, OH 43025

Item 2 (a).    Name of Person Filing:                                BANK ONE CORPORATION

Item 2 (b).    Address of Principal Office or, if none, Residence:   One First National Plaza
                                                                     Chicago, IL  60670

Item 2 (c).    Citizenship:                                          Not Applicable

Item 2 (d).    Title of Class of Securities:                         Common Stock

Item 2 (e).    CUSIP Number:                                         553444100

Item 3.        If this Statement is Filed Pursuant to Rules 240.13d-1 (b), or
               240.13d-2 (b) or (c), check whether the person filing is a:

               (a)[   ] Broker or dealer registered under Section 15 of the Act;

               (b)[   ] Bank as defined in section 3(a)(6) of the Act;

               (c)[   ] Insurance company as defined in section 3(a)(19) of the Act;

               (d)[   ] Investment company registered under section 8 of the Investment
                        Company Act;

               (e)[   ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)[   ] An employee benefit plan or endowment fund in accordance with
                        Section 240.13d-1(b)(1)(ii)(F);

               (g)[ X ] A parent holding company or control person in accordance with Section
                        240.13d-1(b)(ii)(G);

               (h)[   ] A savings association as defined in Section 3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813);

               (i)[   ] A church plan that is excluded from the definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)[   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


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                                  SCHEDULE 13G

Item 4.        Ownership:

               (a)     Amount Beneficially Owned:                                         900

               (b)     Percent of Class:                                                  0.0%

               (c)     Number of shares as to which the person has:

                         (i)     sole power to vote or direct the vote:                   900

                         (ii)    shared power to vote or direct the vote:                   0

                         (iii)   sole power to dispose or direct the disposition of:        0

                         (iv)    shared power to dispose or direct the disposition of:    900

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
               beneficial owner of more than five percent of the class of securities, check the following:
                                                                                      [ X ]

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary which acquired the Security being Reported on by the Parent Holding
               Company.

               Bank One Trust Company, N.A.
               Bank One, N.A. (Columbus)

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.


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                                  SCHEDULE 13G

Item 10.       Certification.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Dated:  February 5, 2003

               BANK ONE CORPORATION

               By:    /s/ David J. Kundert
                      -------------------------------------------
                      Name:    David J. Kundert
                      Title:   Executive Vice President